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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 16, 2003

Great Lakes REIT
(Exact name of Registrant as specified in its Charter)

Commission file number: 1-14307

Maryland (State or other jurisdiction of incorporation or organization)	36-4238056 (I.R.S. Employer identification no.)

823 Commerce Drive, Suite 300, Oak Brook, IL 60523
(Address of principal executive offices)            (Zip code)

(630) 368-2900
(Registrant's telephone number, including area code)

Item 5. Other Events.

        Great Lakes REIT owns a limited partnership interest and the sole general partnership interest in Great Lakes REIT, L.P. (the "Operating Partnership") totaling more than 99% of the outstanding partnership interests of the Operating Partnership. The Operating Partnership is the sole member of GLR-Medical Properties One, LLC, a Delaware limited liability company ("GLR Medical LLC"). GLR Medical LLC is the leaseholder or titleholder of the eight properties noted below as the Medical Office Properties. Great Lakes REIT, the Operating Partnership and its subsidiaries are referred to herein collectively as the "Company".

        On January 16, 2003, the Company completed a secured financing transaction (the "Term Loan") with Metropolitan Life Insurance Company (the "Lender"). The Term Loan has a principal sum of $40 million, a fixed interest rate of 5.43%, a principal amortization rate of thirty years, and matures on February 1, 2013. The proceeds of the Term Loan were used primarily to repay a one-year bridge loan provided to the Company by a bank on October 1, 2002, at the closing of the Medical Office Property purchase, and for working capital. Pursuant to the terms of the Term Loan, GLR Medical LLC is the primary borrower and Great Lakes REIT and the Operating Partnership are contingent guarantors.

        In connection with the Term Loan, the Company granted the Lender first mortgages on the Company's leasehold or fee simple interests in the eight properties noted below (collectively, the "Medical Office Properties"), as collateral to secure the Company's obligations:

  1.
  Good Shepard Hospital POB 1, 27790 West Highway 22, Barrington, Illinois;

  2.
  Good Shepard Hospital POB 2, 27750 West Highway 22, Barrington, Illinois;

  3.
  Good Samaritan Hospital POB 1, 3825 Highland Avenue, Downers Grove, Illinois;

  4.
  Good Samaritan Hospital POB 2, 3825 Highland Avenue, Downers Grove, Illinois;

  5.
  Naperville POB, 1020 East Ogden Avenue, Naperville, Illinois;

  6.
  Christ Hospital POB, 4400 West 95th Street, Oak Lawn Illinois;

  7.
  South Suburban Hospital POB, 17850 South Kedzie Avenue, Hazel Crest, Illinois; and

  8.
  Trinity Hospital POB, 2301-2311 East 93rd Street, Chicago, Illinois.

Item 7.

(c)
Exhibits

        The following exhibits are filed herewith:

Exhibit	Description
10.1	Form of the Mortgage, Leasehold Mortgage, Security Agreement, and Fixture Filing.
10.2	Promissory Note with a principal amount of $40 million.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes REIT (Registrant)
Date: January 31, 2003	By:	/s/ James Hicks James Hicks, Chief Financial Officer

EXHIBIT INDEX

10.1	Form of the Mortgage, Leasehold Mortgage, Security Agreement, and Fixture Filing.
10.2	Promissory Note with a principal amount of $40 million.

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  Item 5. Other Events.
  Item 7.
SIGNATURES
EXHIBIT INDEX